EXHIBT 23. (h)(4)(b)

Amended and Restated

Schedule B

to the

Fund Accounting Agreement

by and between

Lee Financial Mutual Fund, Inc.

and

UMB Fund Services, Inc.

SERVICES

Fund Accounting

Subject to the direction of, and utilizing information provided by the Corporation, Investment Adviser, and the Corporation’s agents, the Fund Accountant will provide the following services:

General:

1.	Provide office space, facilities, equipment, and personnel to carry out the Services.

Fund Accounting:

1.	Cash Processing:

a.	Provide the Investment Adviser, sub-adviser(s), and/or delegate with a daily report of cash and projected cash;

b.	Maintain cash and position reconciliations with custodian(s) and prime brokers.

2.	Investment Accounting and Securities Processing:

a.	Maintain daily portfolio records for each Fund, using security information provided by the Investment Adviser or sub-adviser(s);

b.	On a daily basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser;

c.	On each day a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board;

d.	On each business day, record interest and dividend accruals, on a book basis, for the portfolio securities held in each Fund and calculate and record the gross earnings on investments for that day. Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day;

e.	On each business day, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of each Fund and maintain undistributed gain or loss balance as of each business day;

f.	Provide the Investment Adviser with standard daily/periodic portfolio reports for each Fund as mutually agreed upon.

3.	General Ledger Accounting and Reconciliation:

a.	On each business day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser or the Funds’ Fund Accountant. Account for expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser;

b.	Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of each Fund as reported by the Funds’ transfer agent. Reconcile activity to the transfer agency records;

c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;

d.	Maintain and keep current all books and records of the Funds as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with the Fund Accountant’s duties hereunder.

4.	Compute net asset value in accordance with Fund procedures:

a.	Calculate the net asset value per share and other per share amounts on the basis of shares outstanding reported by the Funds’ transfer agent.

b.	Issue daily reports detailing per share information of each Fund to such persons (including the Funds’ transfer agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser.

N-PORT and N-CEN Services

1.	Assist in compiling exhibits and disclosures for Form N-CEN and file when approved by the principal officers of the Funds;

2.	Subject to having received all relevant information regarding holdings, risk metrics, and liquidity buckets, compile data and prepare, maintain, and file timely N-PORT reports with the SEC;

Each Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):

●	To comply with all laws, rules and regulations applicable to accessing and using Data;

●	To not extract the Data from the view-only portal;

●	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);

●	To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

●	To exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

Tax Administration

Subject to the direction of and utilizing information provided by the Fund, Investment Adviser, and the Fund’s Agents, the Tax Administrator will provide the following services:

1.	Prepare income tax and excise tax provision calculations along with the necessary schedules to support the calculations.

2.	Include the tax adjustments for wash sales, identified by third-party services, for inclusion in tax provisions, distributions and tax returns.

3.	Prepare financial statement tax disclosures for review by the Fund’s independent auditor.

4.	Assist the Fund in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48, Accounting for Uncertainty in Income Taxes).

5.	Assist the Fund’s independent auditors in the preparation, for execution by the Fund’s officers, and filing of federal income and excise tax returns and the Fund’s State income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund’s custodian or Transfer Agent, subject to review, approval and signature by the Fund’s officers and the Fund’s independent auditors.

6.	Assist in calculating the income and capital gain distributions subject to review and approval by the Fund’s officers and the Fund’s independent auditors.

7.	Prepare calendar year tax information, including qualified dividend income, exempt interest dividends and percentage of AMT amounts and ICI Primary and Secondary Layouts, for the Fund’s Transfer Agent to report calendar year tax information to the shareholders.

Prepare Forms 1099-MISC, Miscellaneous Income, and 1099-NEC, Nonemployee Compensation, as applicable, based upon information provided, for board members and other required Fund vendors.

In witness whereof, the undersigned have executed this Amended and Restated Schedule B to the Fund Accounting Agreement between Lee Financial Mutual Fund, Inc. and UMB Fund Services, Inc., effective as of the 29th day of January, 2020.

UMB FUND SERVICES, INC.		LEE FINANCIAL MUTUAL FUND, INC.

By:	/s/ Maureen A. Quill	By:	/s/ Terrence K.H. Lee
	Maureen A. Quill		Terrence K.H. Lee
	President		CEO